Exhibit 99.1

WAUSAU PAPER ANNOUNCES RETIREMENT OF STU CARLSON;

NAMES SCOTT DOESCHER AS

EXECUTIVE VICE PRESIDENT, FINANCE

MOSINEE, WI – December 4, 2008 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced that Stuart R. Carlson will retire from his position as executive vice president, administration at year-end and that Scott P. Doescher, currently senior vice president, finance will be promoted to executive vice president, finance effective January 1, 2009.

Mr. Carlson joined the former Mosinee Paper Corporation in 1991 and served in a variety of human resources, business unit leadership and senior administrative positions with the company during his career.  More recently he served as senior vice president – Specialty Products from 1997 to 2000 and since 2000 has been executive vice president, administration, providing leadership and direction to the company’s human resources and supply chain functions.  “Stu has been the driving force behind the development of what today is a highly effective corporate supply chain function.  Wausau Paper has benefited from Stu’s unique combination of business unit experience and extraordinary administrative skills,” said Thomas J. Howatt, president and chief executive officer.

Mr. Doescher, 49, joined Wausau Paper in 1986 and has held a series of increasingly more responsible financial management positions over his career with the company, serving as the company’s chief financial officer since 2001.  In his expanded role Mr. Doescher will assume additional responsibility for the company’s supply chain function and the oversight of all legal activities.  “Scott has been a key contributor to the long term success of Wausau Paper,” Mr. Howatt stated.  “In recent years as the company’s chief financial officer he has demonstrated the business acumen and leadership skills that position him well to assume additional responsibilities.”

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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